Exhibit 10.2

PhotoWorks, Inc.

Employee Incentive Plan

The following is a description of the Employee Incentive Plan of PhotoWorks, Inc.

All management and professional employees are eligible for incentive bonuses under the Plan. Incentive bonuses are based on an employee's base salary and range from 5-46% of base salary, depending on job level. Performance criteria for the incentive bonuses are the achievement of an amount of revenue from digital services to be set by the Board and the achievement of certain EBITDA and year-end cash balance goals. Employees can have their bonus increased to 150% of target for exceptional personal performance as rated by their supervisors, subject to review by senior management.